EXHIBIT 10.1

AMENDMENT NO. 1

TO

EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (this “Amendment Agreement”) is made and entered into as of the 16th day of June, 2006, by and between Willbros USA, Inc., a Delaware corporation (the “Corporation”), and Robert R. Harl (the “Executive”).

RECITALS

WHEREAS, on January 20, 2006, the Executive and the Corporation entered into an Employment Agreement (the “Employment Agreement”) (terms used herein and not defined herein shall have the meanings ascribed to them in the Employment Agreement); and

WHEREAS, the Executive and the Corporation have determined that an amendment to the Employment Agreement is appropriate;

NOW THEREFORE, in consideration of the mutual covenants and representations contained herein, and the mutual benefits derived herefrom, the parties agree as follows:

1.	Surrender of Restricted Stock Shares. Contemporaneously with the execution and delivery of the Employment Agreement the Executive was awarded 100,000 restricted stock shares subject to all of the terms and provisions of the WGI 1996 Stock Plan, the Executive’s execution and delivery of a Restricted Stock Award Agreement substantially in the form of Exhibit A to the Employment Agreement, and the terms and provisions of the Employment Agreement. The Executive and the Corporation agree that the Employment Agreement and such Restricted Stock Award Agreement are hereby amended to reflect that (i) the award of restricted stock shares to the Executive under Paragraph 1 of such Restricted Stock Award Agreement was to purchase up to 50,000 rather than 100,000 shares of common stock, (ii) the restrictions on such restricted stock shares, which are described in Section 4(b) of such Restricted Stock Award Agreement, shall lapse pursuant to Section 5(a) of such Restricted Stock Award Agreement as to 10,000 restricted stock shares on each of December 31, 2006, December 31, 2007, December 31, 2008, December 31, 2009, and December 31, 2010, and (iii) in all other respects the terms and provisions of the Employment Agreement and such Restricted Stock Award Agreement remain in force.

2.	2006 Change In Control Make Whole Payment. Under the Employment Agreement, if, as a result of a Change in Control the Employment Agreement is terminated during 2006, the vesting of all restricted stock shares awarded to the

Executive on January 20, 2006 is accelerated to the date of the termination of the Employment Agreement. In consideration of the surrender by the Executive of 50,000 of the restricted stock shares awarded on January 20, 2006, the Corporation agrees that if, as a result of a Change in Control the Employment Agreement is terminated during 2006, then within fifteen days following such termination, the Corporation will pay to the Executive as compensation an amount equal to the “fair market value” multiplied times 50,000. For purposes of this Amendment Agreement “fair market value” means the average of the high and low per share sale prices for a share of the common stock, par value $.05 per share, of the Corporation as of the day of the termination of the Employment Agreement on the composite tape for securities listed on the New York Stock Exchange, Inc., except that such average price shall be rounded up (if necessary) to the nearest cent.

3.	Award of Restricted Stock Shares. The Corporation will award to the Executive on January 1, 2007, 50,000 additional restricted stock shares (in addition to the 50,000 shares of restricted stock to be awarded to the Executive pursuant to the terms of the Employment Agreement before its amendment pursuant to this Amendment Agreement) subject to (i) all of the terms and provisions of the WGI 1996 Stock Plan, (ii) the Executive’s execution and delivery of a Restricted Stock Award Agreement substantially in the form of Exhibit A attached hereto, and (iii) Section 4.3 of the Employment Agreement. The restrictions on such restricted stock shares, which are described in Section 4(b) of Exhibit A and will be described in the Restricted Stock Award Agreement to be executed by the Executive and the Corporation on January 1, 2007, shall lapse as described in Section 5(a) of such Exhibit A and pursuant to Section 5(a) of such Restricted Stock Award Agreement as to 10,000 restricted stock shares on the day such Restricted Stock Award Agreement is executed and delivered by the Executive, and as to an additional 10,000 restricted stock shares on each of January 20, 2007, December 31, 2007, December 31, 2008, December 31, 2009, and December 31, 2010.

4.	Entire Agreement. This Amendment Agreement constitutes the entire understanding of the Executive and the Corporation with respect to the subject matter hereof and supersedes any and all prior understandings on the subjects contained herein, written or oral, and all amendments.

5.	Modification. Except as provided in the following two sentences, this Amendment Agreement shall not be varied, altered, modified, canceled, changed, or in any way amended, nor any provision hereof waived, except by mutual agreement of the parties in a written instrument executed by the parties hereto or their legal representatives.

6.	Severability. In the event that any provision or portion of this Amendment Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Amendment Agreement shall be unaffected thereby and shall remain in full force and effect.

7.	Governing Law. The provisions of this Amendment Agreement shall be construed and enforced in accordance with the laws of the State of Texas, without regard to any otherwise applicable principles of conflicts of laws.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment Agreement on the date first above written.

WILLBROS USA, INC.

By:	/s/ Dennis G. Berryhill
Name:	Dennis G. Berryhill
Its:	Vice President and Secretary

EXECUTIVE

/s/ Robert R. Harl
Robert R. Harl

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